Exhibit 99.1

SCANSOURCE, INC.

DIRECTORS EQUITY COMPENSATION PLAN

SCANSOURCE, INC.

DIRECTORS EQUITY COMPENSATION PLAN

TABLE OF CONTENTS

ARTICLE 1 PURPOSE		2

1.1	Purpose	2

1.2	Eligibility	2

ARTICLE 2 DEFINITIONS		2

2.1	Definitions	2

ARTICLE 3 ADMINISTRATION		3

3.1	Administration	3

3.2	Reliance	4

3.3	Indemnification	4

ARTICLE 4 SHARES		4

4.1	Shares Subject to the Plan	4

ARTICLE 5 EQUITY COMPENSATION		4

5.1	Stock Grants	4

5.2	Adjustments	7

ARTICLE 6 AMENDMENT, MODIFICATION AND TERMINATION		8

6.1	Amendment, Modification and Termination	8

6.2	Effect on Outstanding Options	8

ARTICLE 7 GENERAL PROVISIONS		8

7.1	Expenses of the Plan	8

7.2	Application of Funds	8

7.3	Effective Date	8

7.4	Duration of the Plan	8

SCANSOURCE, INC.

DIRECTORS EQUITY COMPENSATION PLAN

ARTICLE 1

PURPOSE

1.1. PURPOSE. The purpose of the ScanSource, Inc. Directors Equity Compensation Plan is to attract, retain and compensate highly-qualified individuals who are not employees of ScanSource, Inc. or any of its subsidiaries or affiliates for service as members of the Board by providing them with an opportunity to participate in the Company’s future growth through the granting of options to purchase shares of Common Stock of the Company. The Company intends that the Plan will benefit the Company and its shareholders by allowing Non-Employee Directors to have a personal financial stake in the Company through an ownership interest in the Common Stock and will closely associate the interests of Non-Employee Directors with that of the Company’s shareholders.

1.2. ELIGIBILITY. All active Non-Employee Directors shall automatically be participants in the Plan.

ARTICLE 2

DEFINITIONS

2.1. DEFINITIONS. Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

(a) “Board” means the Board of Directors of the Company.

(b) “Company” means ScanSource, Inc., a South Carolina corporation.

(c) “Common Stock” means the common stock, no par value, of the Company.

(d) “Disability” means any illness or other physical or mental condition of a Non-Employee Director that renders him or her incapable of performing as a director of the Company, or any medically determinable illness or other physical or mental condition resulting from a bodily injury, disease or mental disorder which, in the judgment of the Board, is permanent and continuous in nature. The Board may require such medical or other evidence as it deems necessary to judge the nature and permanency of a Non-Employee Director’s condition.

(e) “Effective Date” has the meaning set forth in Section 7.3 of the Plan.

(f) “Fair Market Value”, on any date, means (i) if the Common Stock is listed on a securities exchange or is traded over the Nasdaq National Market, the closing sales price on such exchange or over such system on such date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, or (ii) if the Common Stock is not listed on a securities exchange or traded over the Nasdaq National Market, the mean between the bid and offered prices as quoted by Nasdaq for such date, provided that if it is determined that the fair market value is not properly reflected by such Nasdaq quotations, Fair Market Value will be determined by such other method as the Board determines in good faith to be reasonable.

(g) “Non-Employee Director” means a director of the Company who is not an employee of the Company or any of its subsidiaries or affiliates.

(h) “Option” means an option to purchase Common Stock granted under Section 5 of the Plan. Options granted under the Plan are not incentive stock options within the meaning of Section 422 of the Internal Revenue Code.

(i) “Option Grant Date” has the meaning set forth in Section 5.1(b) of the Plan.

(j) “Optionee” means a Non-Employee Director of the Company to whom an Option has been granted under Section 5.

(k) “Plan” means the ScanSource, Inc. Directors Compensation Plan, as amended from time to time.

(l) “Plan Year(s)” means the approximate twelve-month periods between annual meetings of the shareholders of the Company, which, for purposes of the Plan, are the periods for which annual retainers are earned.

(m) “Retirement” means retirement as a director of the Company in accordance with normal Company policies.

ARTICLE 3

ADMINISTRATION

3.1. ADMINISTRATION. The Plan shall be administered by the Board. Subject to the provisions of the Plan, the Board shall be authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Board’s interpretation of the Plan, and all actions taken and determinations made by the Board pursuant to the powers vested in it hereunder, shall be conclusive and binding upon all parties concerned including the Company, its shareholders and persons granted awards under the Plan. Notwithstanding the above, the selection of the directors to whom Options are to be granted, the timing of such grants, the number of shares subject to any Option, the exercise price of any Option, the periods during which any Option may be exercised, and the term of any Option shall be as hereinafter provided, and the Board of Directors shall have no discretion as to such matters. The Board may appoint a plan administrator to carry out the ministerial functions of the Plan, but the administrator shall have no other authority or powers of the Board.

3.2. RELIANCE. In administering the Plan, the Board may rely upon any information furnished by the Company, its public accountants and other experts. No individual will have personal liability by reason of anything done or omitted to be done by the Company or the Board in connection with the Plan.

3.3. INDEMNIFICATION. Each person who is or has been a member of the Board or who otherwise participates in the administration or operation of the Plan shall be indemnified by the Company against, and held harmless from, any loss, cost, liability or expense that may be imposed upon or incurred by him or her in connection with or resulting from any claim, action, suit or proceeding in which such person may be involved by reason of any action taken or failure to act under the Plan and shall be fully reimbursed by the Company for any and all amounts paid by such person in satisfaction of judgment against him or her in any such action, suit or proceeding, provided he or she will give the Company an opportunity, by written notice to the Board, to defend the same at the Company’s own expense before he or she undertakes to defend it on his or her own behalf. This right of indemnification shall not be exclusive of any other rights of indemnification.

ARTICLE 4

SHARES

4.1. SHARES SUBJECT TO THE PLAN. Subject to adjustment in accordance with the provisions of Section 5.2 of the Plan, the shares of Common Stock that may be issued pursuant to the Plan shall not exceed in the aggregate 125,000 shares. Such shares may be authorized and unissued shares or reacquired shares. The Board’s adoption of this Plan shall constitute the reservation of 125,000 shares of authorized and unissued Common Stock for issuance pursuant to this Plan. To the extent that an Option is canceled, terminates, expires, is forfeited or lapses for any reason, any shares of Common Stock subject to the Option will again be available for issuance under the Plan. If the exercise price of an Option is satisfied by delivering shares of Common Stock to the Company (by either actual delivery or attestation), only the number of shares issued in excess of the delivery or attestation shall be considered for purposes of determining the maximum number of shares remaining available for issuance under the Plan.

ARTICLE 5

STOCK OPTION AWARDS

5.1. STOCK OPTION AWARDS

(a) Annual Stock Option Grants. On the day following the 2003 annual meeting of the Company’s shareholders, and on the day following each subsequent annual meeting of the Company’s shareholders, each Non-Employee Director serving as such on that date shall be granted an Option to purchase a number of shares of the Company’s Common Stock (rounded up to the nearest hundred shares) calculated by dividing $200,000 by the average of the Fair Market Value of the Common Stock over the 30 day period immediately prior to the date of grant. In addition, any person who first becomes a Non-Employee Director on a date other than a regularly scheduled annual meeting of the Company’s shareholders shall be granted on such date an Option to purchase a number of shares of the Company’s Common Stock (rounded up to the nearest hundred shares) calculated by dividing $200,000 by the average of the Fair Market Value of the Common Stock over the 30 day period immediately prior to the date of grant, multiplied by a fraction, the numerator or which is the number of full months before the next regularly scheduled annual meeting of the Company’s shareholders, and the denominator of which is 12.

(b) Reduced Awards. Each day that Options are to be granted under the Plan is referred to hereinafter as an “Option Grant Date.” If on any Option Grant Date, shares of Common Stock are not available to grant to Non-Employee Directors the full amount of a grant contemplated by the immediately preceding paragraph, then each Non-Employee Director shall receive an Option (a “Reduced Grant”) to purchase shares of Common Stock in an amount equal to the number of shares of Common Stock then available, divided by the number of Non-Employee Directors as of the applicable Option Grant Date. Fractional shares shall be ignored and not granted.

If a Reduced Grant has been made and, thereafter, during the term of this Plan, additional shares of Common Stock become available for grant (e.g., by an amendment approved by the shareholders or because of the forfeiture or lapse of an Option), then each person who was a Non-Employee Director both on the Option Grant Date on which the Reduced Grant was made and on the date additional shares of Common Stock become available (a “Continuing Non-Employee Director”) shall receive an additional Option to purchase shares of Common Stock. The number of newly available shares shall be divided equally among the Options granted to the Continuing Non-Employee Directors; provided, however, that the aggregate number of shares of Common Stock subject to a Continuing Non-Employee Director’s additional Option plus any prior Reduced Grant to the Continuing Non-Employee Director on the applicable Option Grant Date shall not exceed the number of shares of Common Stock (rounded up to the nearest hundred shares) calculated by dividing $200,000 by the average of the Fair Market Value of the Common Stock over the 30 day period immediately prior to the date on which the applicable Reduced Grant was made. If more than one Reduced Grant has been made, available Options shall be granted beginning with the earliest such Option Grant Date.

(c) Exercise Price. The exercise price for each Option granted under the Plan shall be the Fair Market Value of the shares of Common Stock subject to the Option on the Option Grant Date.

(d) Medium and Time of Payment. The exercise price shall be payable in full upon the exercise of an Option in cash and/or shares of Common Stock; provided, however, that if shares of Common Stock are used to pay the exercise price of an Option, such shares must have been held by the Optionee for at least such period of time, if any, as necessary to avoid variable accounting for the Option. In the event that all or part of the exercise price of an Option is paid by the surrender to the Company of shares of Common Stock previously held by the Optionee, such shares shall be valued at their Fair Market Value as of the date of exercise, and the Optionee shall either (i) attest to his or her ownership of such shares in such manner as shall be acceptable to the Secretary of the Company, or (ii) deliver to the Company a certificate of certificates representing such shares duly endorsed to the Company or accompanied by a duly-executed separate instrument of transfer satisfactory to the Secretary of Company.

(e) Term. Each Option granted under the Plan shall, to the extent not previously exercised, terminate and expire on the date ten (10) years after the Option Grant Date, unless earlier terminated as provided hereinafter in Section 5.1(h).

(f) Exercisability. Each Option granted under this Plan shall vest (become exercisable) six (6) months after the Option Grant Date.

(g) Method of Exercise. All Options granted under the Plan shall be exercised by an irrevocable written notice directed to the Secretary of the Company at the Company’s principal place of business or to such other person or place as the Secretary shall direct. Such written notice shall be accompanied by payment in full of the exercise price for the shares for which such Option is being exercised. The Company shall make delivery of certificates representing the shares for which an Option has been exercised within a reasonable period of time; provided, however, that if any law, regulation or agreement requires the Company to take any action with respect to the shares for which an Option has been exercised before the issuance thereof, then the date of delivery of such shares shall be extended for the period necessary to take such action. Certificates representing shares for which Options are exercised under the Plan may bear such restrictive legends as may be necessary or desirable in order to comply with applicable federal and state securities laws. Nothing contained in the Plan shall be construed to require the Company to register any shares of Common Stock underlying Options granted under this Plan.

(h) Effect of Termination of Directorship. Upon termination of an Optionee’s membership on the Board for any reason other than for cause (including without limitation by reason of death, Disability, Retirement or failure to be re-nominated or re-elected as a director), the Options held by the Optionee under the Plan, to the extent they were exercisable on the date of termination, shall remain exercisable until the earlier of (i) the original expiration date of the Option, or (ii) the first anniversary of the Optionee’s termination as a director. In the event of the death of an Optionee, the Optionee’s personal representatives, heirs or legatees may exercise the Options held by the Optionee on the date of death, upon proof satisfactory to the Company of their authority. Such exercise otherwise shall be subject to the terms and conditions of the Plan. If an Optionee’s membership on the Board of Directors is terminated for cause, all options granted to such Optionee shall expire upon such termination.

(i) Transferability of Options. No Option granted hereunder shall be assignable or transferable by the Optionee except by will, by the laws of descent and distribution, or pursuant to a qualified domestic relations order that would satisfy Section 414(p)(1)(A) of the Internal Revenue Code of 1986, as amended, if such provision applied to an Option under the Plan.

(j) Rights as Shareholder. Neither the Optionee nor the Optionee’s personal representatives, heirs, legatees or transferees shall have rights as a shareholder of the Company with respect to shares of Common Stock covered by the Optionee’s Option until the Optionee or such other person becomes the holder of record of such shares.

(k) No Options after Ten Years. No Options shall be granted except within a period of ten (10) years after the effective date of the Plan.

(l) Option Agreements. All Options shall be evidenced by a written Option Agreement between the Company and the Non-Employee Director, which shall include such provisions, not inconsistent with the Plan, as may be specified by the Board.

5.2. ADJUSTMENTS In the event that the Board determines that any distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event, in the Board’s sole discretion, affects the Common Stock such that an adjustment is determined by the Board to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to an award or awards hereunder, then the Board shall, in such manner as it may deem equitable, adjust the number and type of shares (or other securities or property) which may be granted under the Plan, and may permit or require another entity involved in business transaction with the Company to assume any Options outstanding under the Plan or to substitute similar options for those outstanding under the Plan. Any decision of the Board pursuant to the terms of this Section 5.2 shall be final, binding and conclusive upon the Non-Employee Directors, the Company and all other interested parties. Without limiting the foregoing, in the event of a subdivision of the outstanding Common Stock (stock-split), a declaration of a dividend payable in shares of Common Stock, or a combination or consolidation of the outstanding Common Stock into a lesser number of shares, the authorization limit under Article 4 shall automatically be adjusted proportionately, and the shares of Common Stock then subject to Options shall automatically be adjusted proportionately without any change in the aggregate purchase price therefor.

ARTICLE 6

AMENDMENT, MODIFICATION AND TERMINATION

6.1. AMENDMENT, MODIFICATION AND TERMINATION. The Board may, at any time and from time to time, amend, modify or terminate the Plan without shareholder approval; provided, however, that if an amendment to the Plan would, in the reasonable opinion of the Board, (i) materially increase the benefits accruing to participants, (ii) materially increase the number of shares of Common Stock available under the Plan, (iii) materially modify the requirements for eligibility, (iv) expand the types of awards available under the Plan, (v) materially extend the term of the Plan, or (vi) otherwise constitute a material change requiring shareholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of a securities exchange on which the Common Stock is listed or traded, then such amendment shall be subject to shareholder approval; and provided further, that the Board may condition any other amendment or modification on the approval of shareholders of the Company for any reason.

6.2. EFFECT ON OUTSTANDING OPTIONS. No termination, amendment, or modification of the Plan shall adversely affect any Option previously granted under the Plan, without the written consent of the Optionee. An outstanding Option shall not be deemed to be “adversely affected” by a Plan amendment if such amendment would not reduce or diminish the value of such Option determined as if the Option had been exercised, vested, cashed in or otherwise settled on the date of such amendment (with the per-share value of an Option for this purpose being calculated as the excess, if any, of the Fair Market Value as of the date of such amendment over the exercise or base price of such Option).

ARTICLE 7

GENERAL PROVISIONS

7.1. EXPENSES OF THE PLAN. The expenses of administering the Plan shall be borne by the Company.

7.2. APPLICATION OF FUNDS. The proceeds received by the Company from the sale of shares of Common Stock pursuant to Options granted under the Plan may be used for general corporate purposes.

7.3. EFFECTIVE DATE. The Plan was originally adopted by the Board on October 24, 2003 and was approved by the shareholders and became effective on December 4, 2003 (the “Effective Date”).

7.4. DURATION OF THE PLAN. The Plan shall remain in effect until the day immediately following the 2013 annual meeting of Company’s shareholders, unless terminated earlier by the Board.

SCANSOURCE, Inc.

By: